ANGIE’S LIST, INC.
A Delaware Corporation
(the “Company”)

Code of Business Conduct and Ethics
Adopted August 23, 2011-Updated March 15, 2016

1.     Introduction
This Code of Business Conduct and Ethics (“Code”) has been adopted by our Board of Directors and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company. You should not hesitate to ask questions about the standards and guidelines set forth in this Code and to seek clarification in any matter where the conduct could violate the Code. The Company encourages all Angie’s List Workers to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. We will adopt additional policies with which our employees, officers and directors are expected to comply, if applicable to them. Nothing in this Code alters the Company’s at-will employment policy.
We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, members, service providers, competitors, the government and the public, including our stockholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.
One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

2.     Scope
All directors, employees and contractors (individually, an “Angie’s List Worker”; collectively, “Angie’s List Workers”) of the Company and its subsidiaries are expected to comply with this policy, unless otherwise indicated.
3.     Compliance with Laws, Rules and Regulations
We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No Angie’s List Worker shall commit an illegal or unethical act, or instruct others to do so, for any reason.
If you believe that any practice raises questions as to compliance with this Code or applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact the Chief Financial Officer. The Company also holds information and training sessions to promote compliance with the laws, rules and regulations that affect our business.
4.     International Business Laws
All Angie’s List Workers are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries.
We also expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S. The Foreign Corrupt Practices Act prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all Company transactions being properly recorded. U.S. export laws and regulations, including Export Administration Regulation and International Traffic in Arms Regulations require U.S. Governmental approvals for international transfers of certain technical data, equipment or technology. Transfers of such technical data, equipment or technology to “non-U.S. persons” as defined in these regulations may have severe consequences for the Company and the individuals involved. U.S. Embargoes prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically or specific companies or individuals. Anti-Boycott Compliance prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.
You should consult with the Chief Financial Officer and other functions in the Company to insure compliance with these regulations. If you have a question as to whether an activity is restricted or prohibited, you should make every effort to seek assistance from the Legal Department before taking any action, including giving any verbal assurances that might be regulated by international laws.
5.     Trading on Inside Information
Using non-public Company information to trade in securities or providing a family member, friend or any other person with a “tip” is illegal and unethical. All such non-public information should be considered confidential or inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s policy against insider trading, copies of which are distributed to all Angie’s List Workers and are available from the Chief Financial Officer. You should contact the Chief Financial Officer with any questions about your ability to buy or sell securities.

6.     Protection of Confidential Proprietary Information
Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.
Confidential proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its members or its suppliers if disclosed. Angie’s List Workers should also adhere to any and all additional restrictions against the disclosure or distribution of confidential member information set forth in the Company’s Privacy Policy and Terms of Use available on our website. Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, membership, employee and suppliers lists and any unpublished financial or pricing information must also be protected.
Unauthorized use or distribution of confidential proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require Angie’s List Workers to observe such rights.
Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.
7.     Conflicts of Interest
Angie’s List Workers have an obligation to act in the best interest of the Company. All Angie’s List Workers should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company. Angie’s List Workers should not take any actions in regard to current or former U.S. Government employees regarding possible employment or consulting opportunities with the Company that are not in accordance with applicable federal conflict of interest laws and regulations. These same individuals, if employed or retained by the Company, may also be prohibited from tasks or duties that related to their prior responsibilities when they were employed by the U.S. Government. Under such circumstances you should consult with the Chief Financial Officer to ensure compliance with federal conflict of interest laws and regulations.
A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an Angie’s List Worker takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an Angie’s List Worker (or his or her family members) receives improper personal benefits as a result of the Angie’s List Worker’s position in the Company.
Although it would not be possible to describe every situation in which a conflict of interest may arise, the following situations may constitute a conflict of interest:

•
    Working, in any capacity, for a competitor, partner, advertiser, supplier or any person, corporation, partnership or other entity with which the Company does business or is likely to do business while employed by the Company.

•
    Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, partner, advertiser, supplier or any person, corporation, partnership or other entity with which the Company does business or is likely to do business.

•	Competing with the Company for the purchase or sale of property, services or other interests.

•
    Having an interest in a transaction involving the Company, a service provider, supplier or any person, corporation, partnership or other entity with which the Company does business or is likely to do business (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

•	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

•	Directing business to a supplier owned or managed by, or which employs, a relative or friend.
Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Chief Financial Officer.
In order to avoid conflicts of interests, each officer must disclose to the Chief Financial Officer of the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Chief Financial Officer shall notify the Chief Executive Officer and the Audit Committee of any such disclosure. Conflicts of interests involving the Chief Financial Officer, Chief Executive Officer, and directors shall be disclosed to the Audit Committee.
8.     Community and Professional Organizations
The Company supports and encourages Angie’s List Workers to participate in community activities and professional organizations in a responsible manner that will reflect favorably upon the Angie’s List Worker and the Company. Before accepting any position with a community or professional organization, Angie’s List Workers should evaluate carefully whether the position could cause, or even appear to cause, a conflict of interest.
9.     Protection and Proper Use of Company Assets
Protecting Company assets against loss, theft or other misuse is the responsibility of every Angie’s List Worker. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to the Chief Financial Officer.
The sole purpose of the Company’s equipment, vehicles and supplies is the conduct of our business. They may only be used for Company business consistent with Company guidelines.

10.    Corporate Opportunities
Angie’s List Workers are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No Angie’s List Worker may use corporate property, information or position for personal gain, and no Angie’s List Worker may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the Angie’s List Worker takes away from the Company opportunities for sales or purchases of products, services or interests. If disclosed pursuant to Section 7 above and deemed not to be a conflict of interest, then such opportunity is not a corporate opportunity that belongs to the Company.
11.    Fair Dealing and Gift Giving
Each Angie’s List Worker should endeavor to deal fairly with members, service providers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the Angie’s List Worker involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.
Company policy allows for accepting meals and entertainment so long as they are not lavish or extravagant and are infrequent and in furtherance of Company business interests (e.g. new partnership relationships). Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.
Employees of the U.S Government and other foreign governments are subject to rules and regulations that prohibit them from accepting any items of value. Angie’s List Workers shall comply with applicable law in regard to the provision of any items, gifts or business entertainment to government employees. We also comply with the U.S. Anti-Kickback Act, which also prohibits giving anything of value to an employee of a prime U.S. Government contractor or to subcontractors in order to obtain favorable treatment.
Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Chief Financial Officer.
Except in certain limited circumstances, the Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Chief Financial Officer before taking any action.

12.    Quality of Public Disclosures
The Company has a responsibility to provide full and accurate information in our financial reporting and public disclosures, in all material respects, including regarding the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.
13.    Outside Business Contacts
Angie’s List Workers should only perform services, provide information, and answer questions that fall within the realm of their responsibilities.

Inquiries from the news media should be directed to the Vice President of Corporate Communications. Inquiries from stockholders and other investors in the company, as well as analysts, should be directed to the Vice President of Investor Relations. Other inquiries regarding stock ownership or record keeping should be directed to the Chief Financial Officer.

14.    Government Inquiries, Investigations and Lawsuits
Angie’s List Workers must immediately contact the Chairman of the Audit Committee or the Senior Corporate and Compliance Counsel in the situations set forth below:

•	If he or she obtains any knowledge that would lead to a belief that a government investigation, inquiry or lawsuit is underway or imminent.

•	Any time any government investigator wants to ask questions about individual activities, whether the questions are asked on or off company property.

•	Any time anyone receives a government inquiry through a written subpoena or written request for information, such request should immediately be submitted to the Legal Department.

The provisions of this Section 14 are qualified in their entirety by reference to Section 16.

15.    Compliance with This Code and Reporting of Any Illegal or Unethical Behavior
All Angie’s List Workers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from employment. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.
Situations that may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment. Employees should report any concerns or questions about violations of laws, rules, regulations or this Code to their supervisors, the Senior Corporate and Compliance Counsel, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors.
Any concerns about violations of laws, rules, regulations or this Code by the Chief Executive Officer or any officer or director should be reported promptly to the Chief Legal Officer, and the Chief Legal Officer shall notify the Audit Committee of any violation. Any such concerns involving the Chief

Financial Officer, Chief Executive Officer or directors should be reported to the Audit Committee. Reporting of such violations may also be done anonymously through the Chairman of the Audit Committee, in writing to the Chairman of the Audit Committee or via the Angie’s List Ethics AlertLine. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, we will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.
The Company encourages all Angie’s List Workers to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.
The Company recognizes the need for this Code to be applied equally to everyone it covers. The Chief Legal Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee of the Board of Directors, and the Company will devote the necessary resources to enable the Chief Legal Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Chief Legal Officer.
The provisions of this Section 15 are qualified in their entirety by reference to Section 16.
16.    Reporting Violations to a Governmental Agency
Angie’s List Workers have the right to:
•Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;
•Cooperate voluntarily with, or respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;
•Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, Angie’s List; and
•Respond truthfully to a valid subpoena.

Angie’s List Workers have the right to not be retaliated against for reporting, either internally to the company or to any governmental agency or entity or self-regulatory organization, information which the Worker reasonably believe relates to a possible violation of law. It is a violation of federal law to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act an Angie’s List Worker may have performed. It is unlawful for Angie’s List to retaliate against any Angie’s List Worker for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

Notwithstanding anything contained in this Code or otherwise, an Angie’s List Worker may disclose confidential Company information, including the existence and terms of any confidential agreements between the Angie’s List Worker and Angie’s List (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.
Angie’s List cannot require an Angie’s List Worker to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and Angie’s List may not offer the Angie’s List Worker any kind of inducement, including payment, to do so.
An Angie’s List Worker’s rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a predispute arbitration agreement.
Even if an Angie’s List Worker has participated in a possible violation of law, the worker may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and the worker may also be eligible to receive an award under such laws.
17.    Waivers and Amendments
Any waivers of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company’s stockholders as required by federal law or applicable stock exchange rules. Any waivers of this Code for other employees may only be granted by the Chief Legal Officer. Amendments to this Code must be approved by the Audit Committee and amendments of the provisions in this Code applicable to the Chief Executive Officer and the senior financial officers will also be promptly disclosed to the Company’s stockholders.
18.    Equal Opportunity, Non-Discrimination and Fair Employment
The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, gender, disability, religion, age, gender identity or sexual orientation. Our policies are designed to ensure that employees are treated, treat each other, and treat members and registered service providers, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment, copies of which are available from the Human Resources Department.
19.    Compliance with Antitrust Laws
The antitrust laws prohibit agreements among competitors on such matters as prices, membership fees and associated terms and conditions, and allocating markets. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult the Chief Legal Officer.
20.    Political Contributions and Activities
Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual Angie’s List Workers from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

21.    Environment, Health and Safety
The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all Angie’s List Workers.
22. Truth in Advertising
It is the Company’s responsibility to accurately represent Angie’s List and its products in the Company’s marketing, advertising and sales materials. Deliberately misleading messages, omissions of important facts or false claims about Company products, individuals, competitors or their products, services, or employees are inconsistent with Angie’s List’s values. Sometimes it is necessary to make comparisons between the Company’s products and its’ competitors. When this comparison is necessary, Angie’s List will make factual and accurate statements that can be easily verified or reasonably relied upon.

23. Internal Accounting Controls

Accurate and reliable records are crucial to Company business. Angie’s List is committed to maintaining accurate company records and accounts in order to ensure legal and ethical business practices and to prevent fraudulent activities. All Angie’s List Workers are responsible for helping ensure that the information the Company records, processes, and analyzes is accurate, and recorded in accordance with applicable legal or accounting principles. The Company also needs to ensure that it is made secure and readily available to those with a need to know the information on a timely basis. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, and all other records maintained in the ordinary course of business. All Company records must be complete, accurate, and reliable in all material respects. There is never a reason to make false or misleading entries. Undisclosed or unrecorded funds, payments, or receipts are inconsistent with Angie’s List’s business practices and are prohibited.

24.    Certification
On an annual basis, each Angie’s List Worker shall certify in writing, in the form requested, that he or she has read this Code as well as all other company policies made available to Angie’s List Workers on the company intranet or otherwise and will adhere to the provisions of this Code and such other company policies.
The Audit Committee or the Board of Directors may revise or amend this policy as necessary or appropriate.

No written policy or guidelines can be all-inclusive, and responsibility for proper conduct rests with Angie’s List Workers. There is no substitute for personal integrity and good judgment.
WHERE TO GO FOR ADDITIONAL INFORMATION AND HELP
In a complex world, the right course of business conduct is not always clear. The best way to protect yourself and the company if you have any doubts about what is proper business conduct is to ask before you act. If you have questions about whether what you are about to do is ethical or legal, discussing the matter with your supervisor or manager is a good place to start. If you have additional questions or need more information, contact the Senior Corporate and Compliance Counsel.
Chief Legal Officer
Shannon Shaw
Phone: 317-860-0244
Shannons@angieslist.com
Senior Corporate and Compliance Counsel
Jill D. Arnold
Phone: 317-677-0807
Jill.arnold@angieslist.com

Audit Committee
Angie’s List, Inc.
1030 East Washington Street
Indianapolis, IN 46202
Attention: Chairman of the Audit Committee

Hotline Phone Number and Internet Address
Phone: 1-855-597-4536
Internet Address: www.angieslist.ethicspoint.com

Related Policies

·	Insider Trading policy

·	Regulation FD policy

·	Related Person Transaction policy

·	Whistleblower policy